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Exhibit 3.4

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
ONSOURCE CORPORATION

        Pursuant to Sections 228 and 242 of the Delaware General Corporation Law ("DGCL"), the undersigned being the Chief Executive Officer of OnSource Corporation (the "Company" or the "Corporation") hereby affirms and certifies that the following amendments to the Certificate of Incorporation of the Company has been approved by action of the Board of Directors and the stockholders of the Company in accordance with the provisions of Sections 141(f) and 228, respectively, of the DGCL and have been duly adopted in accordance with the provisions of Section 242 of the DGCL, and that the following amendments are to become effective on June 27, 2005.

Article I of the Company's Certificate of Incorporation is hereby amended in its entirety to provide as follows:

        The name of the Corporation is Ceragenix Pharmaceuticals, Inc.

Section 1 of Article IV of the Company's Certificate of Incorporation is hereby amended in its entirety to provide as follows:

        Section 1.    The total number of shares of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares of common stock having a par value of $.0001 each, and five million (5,000,000) shares of preferred stock having a par value of $.0001 each. All or any part of the capital stock may be issued by the Corporation from time to time and for such consideration and on such terms as may be determined and fixed by the Board of Directors, without action of the stockholders, as provided by law, unless the Board of Directors deems it advisable to obtain the advice of the stockholders. Said stock may be issued for money, property, services or other lawful considerations, and when issued shall be issued as fully paid and non-assessable. The private property of stockholders shall not be liable for Corporation debts.

        IN WITNESS WHEREOF, said ONSOURCE CORPORATION has caused this Certificate of Amendment to Certificate of Incorporation to be duly executed by its Chief Executive Officer, this 22nd day of June, 2005, with the amendments contained herein to be effective June 27, 2005.

ONSOURCE CORPORATION
By: /s/ STEVEN S. PORTER Steven S. Porter Chief Executive Officer

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  Exhibit 3.4
CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF ONSOURCE CORPORATION